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                                                                   Exhibit 23(3)


                          CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Harrah's Entertainment, Inc.:

We consent to the incorporation by reference in the Form S-8 of Harrah's Entertainment, Inc. of our report dated March 13, 1998, with respect to the consolidated balance sheets of Showboat, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Showboat, Inc., which is included in Form 8-K of Harrah's Entertainment, Inc. dated June 1, 1998.


                                       KPMG LLP


Las Vegas, Nevada
January 5, 1999